Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

iSpecimen Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	488,290	$3.2150	$1,569,852.35	0.0001381	$216.80

Total Offering Amounts:							$1,569,852.35		216.80
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$216.80

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on May 29, 2026. Consists of (i) up to 85,202 shares of common stock and (ii) up to 403,088 shares of common stock issuable upon exercise of pre-funded warrants, all of which were issued in connection with a private placement transaction completed on May 11, 2026, pursuant to a securities purchase agreement, dated as of May 8, 2026, and which shares are offered for resale by the selling stockholders named in the prospectus.